EXHIBIT 99.8

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

I consent to the use of my name as a Director Nominee in the section “Management” in the Registration Statement to be filed by Digital Properties Trust, Inc. on Form S-11 and the related Prospectus and any amendments or supplements thereto.

Dated: October 7, 2004

/s/ Dennis E. Singleton
Name: Dennis E. Singleton